As filed with the Securities and Exchange Commission on November 30, 2022

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MONDEE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	88-3292448
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

 10800 Pecan Park Blvd.
Suite 315

Austin, Texas 78750

(Address of Principal Executive Offices)

Mondee Holdings, Inc. 2022 equity incentive plan

MONDEE HOLDINGS, INC. 2022 EMPLOYEE STOCK PURCHASE PLAN

 (Full title of the plans)

Prasad Gundumogula

Chief Executive Officer 10800 Pecan Park Blvd.

Suite 315

Austin, Texas 78750

(650) 646-3320

(Name, address and telephone number (including area code) of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael S. Lee, Esq.

Lynwood Reinhardt, Esq.

Panos Katsambas, Esq.

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Tel: (212) 521-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(1)

The Annual Report on Form 10-K for ITHAX Acquisition Corp., a Cayman Islands exempted company (“ITHAX”) (File No. 001-39943) for the fiscal year ended December 31, 2021 filed with the SEC on March 10, 2022.

(2)	The Prospectus filed with the SEC on October 12, 2022 pursuant to Rule 424(b) (the “Prospectus”), under the Securities Act relating to the Registration Statement on Form S-1 as amended (File No. 333-266277), which contains the audited financial statements of both ITHAX and Mondee Holdings II, Inc a Delaware corporation, for the latest fiscal year for which such statements have been filed.
(3)	The Quarterly Reports on Form 10-Q of ITHAX for the quarterly period ended June 30, 2022 filed with the Commission on August 15, 2022 and of the Registrant for the quarterly period ended September 30, 2022 filed with the Commission on November 14, 2022.
(4)	The Current Reports on Form 8-K of ITHAX filed with the Commission on April 25, 2022, June 27, 2022, July 15, 2022, July 15, 2022 (except for Item 7.01 and as amended September 7, 2022), and July 18, 2022, and of the Registrant filed with the Commission on July 20, 2022 (except for Item 7.01), September 6, 2022, September 30, 2022 (except for Item 7.01), October 21, 2022, October 25, 2022, October 26, 2022, and November 1, 2022.
(5)	The description of the securities that is contained in the Prospectus, including any amendment or supplements thereto.

Except to the extent that information deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (DGCL) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Registrant has entered into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, Registrant shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in our Bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant currently maintains and expects to continue to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage of awards against officers and directors pursuant to these indemnification provisions.

The Registrant believes that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

See also the undertakings set out in response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Company, as currently in effect incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39943), filed with the Commission on July 20, 2022.
4.2	Bylaws of the Company incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39943), filed with the Commission on July 20, 2022).
4.3	Mondee Holdings, Inc. 2022 Equity Incentive Plan (incorporated by reference to Annex D to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-263727), filed with the Commission on March 21, 2022).
4.4	Mondee Holdings, Inc. 2022 Employee Stock Purchase Plan (incorporated by reference to Annex D to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-263727), filed with the Commission on March 21, 2022).
5.1*	Opinion of Reed Smith LLP.
23.1*	Consent of Reed Smith LLP (included as part of Exhibit 5.1 hereto).
23.2*	Consent of Marcum LLP
23.3*	Consent of KNAV P.A.
24.1*	Power of Attorney (included as part of the signature page to this Registration Statement).
107*	Filing Fee Table

* Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 30, 2022.

MONDEE HOLDINGS, INC.

By:	/s/ Prasad Gundumogula
Name:	Prasad Gundumogula
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Prasad Gundumogula and Dan Figenshu, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Prasad Gundumogula	Chief Executive Officer & Director	November 30, 2022
Prasad Gundumogula	(Principal Executive Officer)

/s/ Dan Figenshu	Chief Financial Officer	November 30, 2022
Dan Figenshu	(Principal Financial and Accounting Officer)

/s/ Orestes Fintiklis	Director	November 30, 2022
Orestes Fintiklis

/s/ Asi Ginio	Director	November 30, 2022
Asi Ginio

/s/ Mona Aboelnaga Kanaan	Director	November 30, 2022
Mona Aboelnaga Kanaan

/s/ Roopa Purushothaman	Director	November 30, 2022
Roopa Purushothaman

/s/ Noor Sweid	Director	November 30, 2022
Noor Sweid

/s/ Pradeep Udhas	Director	November 30, 2022
Pradeep Udhas

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